Press Release

January 19, 2006
FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. ANNOUNCES QUARTERLY DIVIDEND AND RESULTS FOR 4TH QUARTER AND THE YEAR 2005

West Des Moines, IA – West Bancorporation, Inc. (WTBA) (the “Company”), parent company of West Bank, WB Capital Management Inc. (d/b/a VMF Capital) and Investors Management Group, Ltd. (“IMG”), reports net income of $5,285,000, or $0.32 per share, for the fourth quarter of 2005, compared to $4,993,000 or $0.30 per share for the fourth quarter of 2004. The return on average equity and return on average assets were 20.42 percent and 1.71 percent, respectively, for the fourth quarter of 2005.

During the fourth quarter, loans grew by $37 million. The net interest margin improved slightly as the result of two increases in the prime rate and little movement in market interest rates on non-certificate of deposit products. Overnight borrowings were converted to a 60 day term borrowing early in the fourth quarter which helped slow the increase in cost of funds. At the end of the quarter, the short term borrowings, which were advances from the Federal Home Loan Bank of Des Moines, were replaced with funding from wholesale deposits. As a result of this funding shift, the Company was able to redeem $2.4 million of FHLB stock which has been earning a relatively low dividend rate.

The acquisition of IMG was consummated on December 30, 2005 effective as of the end of the year. As a result, the balance sheet of IMG is included in the consolidated balance sheet of the Company, but the operating results become part of the Company effective January 1, 2006.

Net income for the year ended December 31, 2005 was $20,075,000, compared to $18,614,000 for 2004, an increase of 7.8 percent over 2004. Earnings per share were $1.20 compared to $1.11 for 2004. This performance resulted in a return on average equity of 20.00 percent and a return on average assets of 1.68 percent. As of December 31, 2005, equity as a percentage of total assets was 8.4 percent.

Net income for the year 2005 was $1,460,000 higher than 2004. A significant portion of that increase was attributable to higher net interest income. Net interest income increased in large part because of significant loan growth. Average loans grew 22% over the prior year. Because of the flattening yield curve during the year, the net interest margin declined 9 basis points to 3.62%. Loan growth and the movement of interest rates will continue to be important factors affecting net interest income. Noninterest income was $811,000 higher than last year. Investment advisory fees earned by VMF Capital totaled $3,349,000 this year compared to $2,683,000 last year. Noninterest expenses were up $1,677,000 in 2005 compared to 2004. Salary and benefit expense was up $627,000, which was an increase of 6.5% and was the result of staff additions, normal merit increases and increased costs of benefits. Depreciation associated with remodeling projects and technology upgrades contributed to the $440,000 increase in occupancy related costs.

Non-accrual loans at December 31, 2005 totaled $4,145,000. One loan accounted for $3,867,000 of this total. This loan is a commercial loan secured by commercial real estate used in the operation of the customer’s business and farmland. Due to the time period that could be involved in resolving this loan and the fact it may be necessary for the collateral to be liquidated in order to satisfy the obligation, it was placed on non-accrual status. The remaining balance of loans in a non-accrual status is $278,000, consisting of five different borrowers. The amount of non-accrual loans as of December 31, 2004 was $785,000. Loans past due 90 days or more and still accruing interest as of the end of 2005 totaled $767,000 compared to $75,000 a year ago. Included in this category is a commercial real estate loan totaling $470,000, which is fully collateralized. Other real estate owned was $497,000 and $175,000 at December 31, 2005 and 2004, respectively. The allowance for loan losses as a percent of total loans was .88% as of December 31, 2005 compared to .90% a year earlier. Nonperforming assets as a percentage of loans at December 31, 2005 was 0.62% compared to 0.14% a year ago.

On January 18, 2006, the Board of Directors of West Bancorporation, Inc. declared a regular quarterly dividend of $0.16 per common share of outstanding stock. The dividend is payable on February 14, 2006 to shareholders of record on January 30, 2006. As of January 18, 2006, there were 16,701,843 shares of common stock outstanding.

The Company will discuss its results for 2005 in a conference call scheduled for 2:00 pm central time on Monday, January 23, 2006. The telephone number for the conference call is 877-407-0778. A transcript of the conference call will be available in the Company’s investors section of its website (www.westbankiowa.com).

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa and through its subsidiary, West Bank, has been serving the greater metropolitan Des Moines area for 112 years and the Iowa City area since 2003. West Bank focuses on lending and deposit services for consumers and small to medium sized businesses. VMF Capital, with offices in Cedar Rapids and Clive, Iowa, and newly-acquired Investors Management Group, headquartered in West Des Moines, Iowa, provide portfolio management services to individuals, retirement plans, corporations, foundations, endowments and public entities.

The information contained in this Press Release may contain forward-looking statements about the Company’s growth and acquisition strategies, new products and services, and future financial performance, including earnings and dividends per share, return on average assets, return on average equity, efficiency ratio and capital ratio. Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking information is based upon certain underlying assumptions, risks and uncertainties. Because of the possibility of change in the underlying assumptions, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: competitive pressures, pricing pressures on loans and deposits, actions of bank and non-bank competitors, changes in local and national economic conditions, changes in regulatory requirements, actions of the Securities and Exchange Commission and/or the Federal Reserve Board, and customer’s acceptance of the Company’s products and services. The Company undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information
			December 31,	December 31,
CONSOLIDATED STATEMENTS OF CONDITION			2005	2004
Assets
Cash and due from banks			$39,424,270	$18,686,360
Short-term investments			1,241,044	11,193,099
Securities			274,718,246	347,052,369
Loans			867,504,620	725,845,003
Allowance for loan losses			(7,615,188)	(6,526,824)

Loans, net			859,889,432	719,318,179
Goodwill and other intangible assets			27,318,007	16,561,810
Bank-owned life insurance			22,099,259	21,256,138
Other assets			19,690,039	14,366,555
Total assets			$1,244,380,297	$1,148,434,510

Liabilities and Stockholders’ Equity

Deposits:
Noninterest-bearing			$207,492,888	$186,710,245
Interest-bearing
Demand			48,629,628	49,301,446
Savings			295,068,233	373,258,602
Time			393,702,584	256,662,081

Total deposits			944,893,333	865,932,374
Short-term borrowings			89,480,274	79,211,484
Long-term borrowings			99,187,766	101,892,773
Other liabilities			6,298,408	3,777,903
Stockholders’ equity			104,520,516	97,619,976
Total liabilities and stockholders’ equity			$1,244,380,297	$1,148,434,510

	PER COMMON SHARE (1)		MARKET INFORMATION (1)(2)
	Net Income	Dividends	High	Low

2005
1st quarter	$0.29	$0.160	$19.25	$15.93
2nd quarter	0.30	0.160	19.09	15.34
3rd quarter	0.30	0.160	20.02	17.25
4th quarter	0.32	0.160	19.95	17.50
2004
1st quarter	0.25	0.152	17.14	15.40
2nd quarter	0.27	0.152	17.14	13.93
3rd quarter	0.29	0.160	17.54	14.76
4th quarter	0.30	0.160	18.15	16.21
(1) In July 2004, the Company’s Board of Directors authorized a 5% stock dividend. Per share numbers in this report have been adjusted for that stock dividend.
(2) The prices shown are the high and low sale prices for the Company’s common stock, which trades on the NASDAQ
National Market, under the symbol WTBA. The market quotations, reported by NASDAQ, do not include retail markup, markdown or commissions.

WEST BANCORPORATION, INC. AND SUBSIDIARIES
Financial Information (continued)
	Three months ended		Year ended
	December 31,		December 31,
CONSOLIDATED STATEMENTS OF OPERATION	2005	2004	2005	2004
Interest income
Loans	$14,565,108	$10,132,247	$50,361,321	$37,168,986
Securities	2,908,683	3,424,743	12,701,567	11,481,691
Other	107,154	397,582	411,866	947,993
Total interest income	17,580,945	13,954,572	63,474,754	49,598,670

Interest expense
Deposits	5,063,550	2,687,343	15,940,962	7,441,349
Short-term borrowings	1,320,225	485,662	4,167,075	1,301,170
Long-term borrowings	1,257,250	1,309,240	4,993,772	5,209,148
Total interest expense	7,641,025	4,482,245	25,101,809	13,951,667

Net interest income	9,939,920	9,472,327	38,372,945	35,647,003
Provision for loan losses	450,000	425,000	1,775,000	1,200,000
Net interest income after provision for loan losses	9,489,920	9,047,327	36,597,945	34,447,003

Noninterest income
Service charges on deposit accounts	1,158,560	1,208,285	4,659,509	4,968,077
Trust services	288,992	216,000	820,292	631,500
Investment advisory fees	871,271	782,503	3,349,386	2,682,690
Increase in cash value of bank-owned life insurance	214,005	211,386	843,122	869,423
Net realized gains from sales of securities
held for sale	89,376	(46,104)	290,941	198,877
Other income	327,427	312,859	1,553,693	1,355,342
Total noninterest income	2,949,631	2,684,929	11,516,943	10,705,909

Noninterest expense
Salaries and employee benefits	2,563,850	2,382,604	10,307,508	9,680,139
Occupancy expense	680,047	557,549	2,497,104	2,056,755
Data processing expense	370,948	333,376	1,428,509	1,360,724
Charitable contributions	37,199	19,861	146,990	147,584
Other expense	1,132,579	969,896	4,264,663	3,722,923
Total noninterest expense	4,784,623	4,263,286	18,644,774	16,968,125

Income before income taxes	7,654,928	7,468,970	29,470,114	28,184,787
Income taxes	2,370,147	2,476,386	9,395,361	9,570,310
Net income	$5,284,781	$4,992,584	$20,074,753	$18,614,477

PERFORMANCE HIGHLIGHTS

Return on average equity	20.42%	20.62%	20.00%	19.76%
Return on average assets	1.71%	1.66%	1.68%	1.75%
Net interest margin	3.62%	3.52%	3.62%	3.71%
Efficiency ratio	36.08%	33.81%	36.22%	35.78%